As filed with the Securities and Exchange Commission on March 1, 2017

Registration No. 333-215241

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

REGENCY CENTERS CORPORATION

(Exact Name of Registrant as specified in its charter)

Florida	One Independent Drive, Suite 114 Jacksonville, Florida 32202	59-319743
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan

(Full title of the plans)

Barbara C. Johnston, Esq.

Senior Vice President, General Counsel

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904)-598-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	20,000(2)	N/A	N/A	N/A

(1)	Represents the maximum number of shares of common stock (“Regency Common Stock”), par value $0.01 per share, of Regency Centers Corporation, a Florida Corporation (“Regency”), issuable under certain restricted stock awards (the “Equity One RSAs”) outstanding pursuant to the Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan (the “Equity One Plan”), of Equity One, Inc., a Maryland corporation (“Equity One”), which Equity One RSAs were assumed by Regency in connection with Regency’s merger with Equity One, which was consummated on March 1, 2017.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of shares of Regency Common Stock that may be offered or issued to prevent dilution as a result of adjustments for stock splits, stock dividends or similar transactions.
(3)	These shares of Regency Common Stock were registered under the Registration Statement on Form S-4 (File No. 333-215241), initially filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2016 and declared effective by the Commission on January 19, 2017. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

EXPLANATORY NOTE

Regency Centers Corporation (the “Registrant,” or “Regency”) hereby amends its Registration Statement on Form S-4 (File No. 333-215241), initially filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2016 and declared effective by the Commission on January 19, 2016 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to the shares of common stock, par value $0.01 per share, of the Registrant (the “Regency Common Stock”) issuable upon the vesting of certain restricted stock awards (the “Equity One RSAs” granted pursuant to the terms of the Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan (the “Equity One Plan”), of Equity One, Inc., a Maryland corporation (“Equity One”), which Equity One RSAs assumed by Regency in connection with the closing of Equity One’s merger with and into Regency, which was consummated on March 1, 2017. All such shares of Regency Common Stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

On March 1, 2017, pursuant to the Agreement and Plan of Merger, dated as of November 14, 2016, by and among Regency and Equity One, Equity One merged with and into Regency (the “Merger”), with Regency continuing as the surviving corporation of the Merger.

At the effective time of the Merger (the “Effective Time”), each outstanding Equity One RSA was converted into unvested restricted stock awards relating to shares of Regency Common Stock, with appropriate adjustments to reflect the consummation of the Merger, except that the Equity One RSAs held by certain Equity One officers and Equity One’s directors vested in full at the Effective Time.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1993, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Regency is permitted to “incorporate by reference” in this Registration Statement the information in the documents that it files with the Commission, which means that Regency can disclose important information to you by referring you to those documents. The following documents, which have been filed with the Commission by Regency, are incorporated by reference in this Registration Statement:

(a)	Regency’s Annual Report on Form 10-K for the year ended December 31, 2016, filed by Regency with the Commission on February 27, 2017, including the portions of Regency’s proxy statement in connection with its 2017 Annual Meeting of Stockholders incorporated by reference into the Annual Report;

(b)	Regency’s Current Reports on Form 8-K filed with the Commission on January 17, 2017 (twice), January 19, 2017, January 26, 2017, February 17, 2017 and March 1, 2017 (in each case, except to the extent furnished but not filed); and

(c)	The description of Regency’s common stock, par value $0.01 per share, contained in the Form S-4 (File No. 333-215241), including any subsequent amendment or report filed for the purpose of updating such description.

All documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K that is deemed to have been furnished and not filed in accordance with Commission rules), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Florida Business Corporation Act (the “FBCA”) authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of the FBCA require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation.

Regency’s Amended and Restated Bylaws (the “Regency Bylaws”) provide for the indemnification of directors, former directors, executive officers and former executive officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or officer was a party to by reason of the fact that he or she is or was a director or officer of Regency, or at Regency’s request, a director, officer, employee or agent of another corporation. The Regency Bylaws also provide that Regency may purchase and maintain insurance on behalf of any director or executive officer against liability asserted against the director or executive officer in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Regency directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, Regency has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Regency of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Regency will, unless in the opinion of Regency’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Regency is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

Under the FBCA, a director is not personally liable for monetary damages to Regency or to any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law (unless the director had reasonable cause to believe that such conduct was lawful or had no reasonable cause to believe such conduct was unlawful), transactions in which the director derived an improper personal benefit, transactions involving unlawful distributions, and conscious disregard for the best interests of the corporation or willful misconduct (only if the proceeding is by or in the right of the corporation). As a result, stockholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence, or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index below is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, undersigned registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on March 1, 2017.

Regency Centers Corporation

By:	/s/ J. Christian Leavitt
Name:	J. Christian Leavitt
Title:	Senior Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Martin E. Stein, Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)	March 1, 2017

* Lisa Palmer	President and Chief Financial Officer (Principal Financial Officer)	March 1, 2017

/s/ J. Christian Leavitt J. Christian Leavitt	Senior Vice President and Treasurer (Principal Accounting Officer)	March 1, 2017

* Raymond L. Bank	Director	March 1, 2017

* Bryce Blair	Director	March 1, 2017

* C. Ronald Blankenship	Director	March 1, 2017

* J. Dix Druce, Jr.	Director	March 1, 2017

* Mary Lou Fiala	Director	March 1, 2017

* David P. O’Connor	Director	March 1, 2017

* John C. Schweitzer	Director	March 1, 2017

Signature	Title	Date

* Thomas G. Wattles	Director	March 1, 2017

*By:	/s/ J. Christian Leavitt
Name:	J. Christian Leavitt
Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Regency Centers Corporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of Regency Centers Corporation, filed with the Securities and Exchange Commission on June 11, 2013).

4.2	Articles of Amendment to Restated Certificate of Incorporation of Regency Centers Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Regency Centers Corporation, filed with the Securities and Exchange Commission on March 1, 2017).

4.3	Amended and Restated Bylaws of Regency Centers Corporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Regency Centers Corporation, filed with the Securities and Exchange Commission on March 1, 2017).

5.1	Opinion of Foley & Lardner LLP regarding the validity of securities to be issued.**

10.1	Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Equity One, Inc., filed with the Securities and Exchange Commission on May 4, 2011).

23.1	Consent of KPMG LLP, independent registered public accounting firm.*

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.*

23.3	Consent of Foley & Lardner LLP to inclusion of legality opinion (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages to the Registrant’s Registration Statement on Form S-4 (File No. 333-215241) filed on December 22, 2017, to which this is Post-Effective Amendment No. 1 on Form S-8).

*	Filed herewith.
**	Previously filed.